Exhibit 99.1

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

BALLANTYNE ACQUIRES LEADING CINEMA SCREEN
MANUFACTURER, MARCEL DESROCHERS INC. (MDI)

– Accretive Acquisition Expands Ballantyne’s Product
Lines and Leverages its Distribution Reach –

OMAHA, Nebraska (October 15, 2007) Ballantyne of Omaha, Inc. (Amex: BTN), a motion picture projection, digital cinema and specialty lighting equipment and services provider, today announced that it has completed the purchase of privately-held Marcel Desrochers, Inc. (MDI), a respected, Canada-based manufacturer of cinema projection screens for $3.4 million in cash, subject to post closing adjustments.  The addition of MDI expands the breadth of Ballantyne’s product lines for the cinema exhibition industry and provides a new growth opportunity.  The acquisition was funded from cash on hand and is anticipated to be accretive to Ballantyne’s earnings.  Ballantyne has leased MDI’s 50,000 sq. ft. facility in Joliette, Quebec.

With 32 employees, based outside Montreal, MDI is a market-leader in the North American screen manufacturing industry.  MDI expects fiscal 2007 revenue to approach Cdn. $4 million.  Like Ballantyne, MDI has an excellent reputation for quality products and service, strong customer relationships and boasts an experienced technical staff.  MDI continues to invest in new cinema screen technologies and has been very active in providing specialty “silver” screens required for certain 3-D cinema technologies including the Real D 3-D technology.

Benoit Mailloux, acting CEO of MDI commented, “Ballantyne represents the ideal partner for MDI as we share a strong commitment to industry-leading products and customer service.  We believe there is substantial synergy between our respective product lines and customer bases that should drive growth for both our businesses as the conversion to digital cinema gains momentum.  We expect the exhibition industry will embrace the opportunity to procure projectors and screens from one vendor.  Our late founder and Chief Executive Officer, Marcel Desrochers, was a strong supporter of the combination of the two companies and worked actively on developing the structure.”

John P. Wilmers, President and Chief Executive Officer of Ballantyne, commented, “The acquisition of MDI is consistent with our strategy to leverage our core business through acquisitions of complementary products and services while maintaining our focus on the digital cinema rollout.  With MDI’s proven leadership in the North American cinema screen

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market and its strong relationships with industry leaders like Real D, we are very excited by the potential benefits of this transaction.  The goal of our M&A program is to leverage our cash position to expand our slate of industry-leading products and services so that we can best support the needs of our customers and their overall ‘auditorium experience.’”

About Marcel Desrochers Inc. (MDI)

Founded in 1968 to provide draperies and scenery to the opera industry, MDI began manufacturing front projection cinema screens in 1991.  To meet growing demand for PVC cinema screens, in 1997 MDI opened a new plant.  The following year it expanded the facility to include a new, state-of-the-art, 80-foot high painting tower to enable the production of large-scale cinema screens.  MDI produces a wide range of cinema screen products and accessories to serve the analog, digital and 3-D cinema exhibition markets as well as for homes and smaller venues.  Visit www.mdicinema.com for more information.

About Ballantyne:

Ballantyne is a provider of motion picture projection, digital cinema projection and specialty lighting equipment and services.  The Company supplies major theater chains, top arenas, television and motion picture production studios, theme parks and architectural sites around the world.  For more information visit www.ballantyne-omaha.com.

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management’s expectations.

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CONTACT:

Kevin Herrmann	David Collins, Ratula Roy
Chief Financial Officer	Jaffoni & Collins Incorporated
402/453-4444	212/835-8500
btn@jcir.com